S E C U R I T I E S   A N D   E X C H A N G E
                               C O M M I S S I O N

                            Washington, D. C.  20549

                                  F O R M   8-K

                                 Current Report

                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):February 22, 1996

         T H E   L I P O S O M E   C O M P A N Y,   I N C.
             (Exact name of registrant as specified in its charter)

      Delaware                  0-14887           22-2370691
(State or other juris-   (Commission File No)  (I.R.S. Employer
diciton of incorporation                       Identification No.)

            One Research Way, Princeton Forrestal Center, Princeton,
                       New Jersey,  08540
                    (Address of principal executive offices)
                                   (Zip Code)

Registrant's telephone number, including area code:(609) 452-7060

                              None
         (Former name or former address, if changed since last report.)



                           THE LIPOSOME COMPANY, INC.
                               REPORT ON FORM 8-K
FEBRUARY 22, 1996


Item 5.  Other Events

     This report presents Management's Discussion and Analysis, Report of Independent Accountants and financial statements, including the footnotes related thereto, for The Liposome Company, Inc. and Subsidiaries as of December 31, 1995 and 1994 and for the three year period ended December 31, 1995.


Item 7:   Financial Statements and Exhibits

          (c) Exhibits
          99.1 Management's Discussion and Analysis, independent Auditor's Opinion and Financial Statements, including footnotes related thereto.




SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.


                           THE LIPOSOME COMPANY, INC.


DATE:  February 22, 1996   By:  / s / Brooks Boveroux
                           Brooks Boveroux
                           Vice President, Finance and
                           Chief Financial Officer and
                           Treasurer


EXHIBIT INDEX


Exhibit No.    Description

99.1 Management's Discussion and Analysis, Independent Auditor's Opinion and Financial
               Statements, including footnotes related thereto.


                                  EXHIBIT 99.1

Management's Discussion and Analysis of Financial Condition and Results of Operations

OVERVIEW

  The Liposome Company, Inc. (the "Company") is a leading biotechnology company engaged in the discovery, development and commercialization of proprietary lipid and liposome-based pharmaceuticals for the treatment, prevention and diagnosis of inadequately treated, life-threatening illnesses. ABELCETTM (amphotericin B lipid complex injection), the Company's first commercialized product, has been approved for marketing for certain indications in the United States, United Kingdom, Spain, Luxembourg and Iceland and is the subject of marketing application filings in several other countries. In addition to ABELCETTM, the Company's other lead products are TLC C-53 and TLC D-99. TLC C-53, liposomal prostaglandin E1, is being developed primarily for the treatment of acute respiratory distress syndrome ("ARDS"). Patients are being accrued into a pivotal Phase III clinical study for the treatment of ARDS. TLC D-99, liposomal doxorubicin, is being developed in conjunction with a corporate sponsor primarily as a first line treatment for metastatic breast cancer. TLC D-99 is currently being studied in two Phase III clinical trials. The Company also has a continuing discovery research program which concentrates primarily on the treatment of cancer and inflammatory conditions.

RESULTS OF OPERATIONS

 Revenues

  Total revenues for the year ended December 31, 1995 were $15,717,000, an increase of $5,277,000 or 50.5% as compared to the year ended December 31, 1994. Revenues in 1994 were $10,440,000, a decrease of $2,602,000 or 20.0% compared to the 1993 level. The primary components of revenues for the Company are collaborative research and development revenues, interest and investment income and commencing in 1995, product sales.

  In May, 1995 the Company filed a New Drug Application ("NDA") with the U.S. Food and Drug Administration ("FDA") for ABELCET. The application was given a priority review, and in November, ABELCET was cleared for marketing by the FDA for the treatment of aspergillosis in patients who have failed on or who are intolerant of conventional amphotericin B. Initial U.S. shipments of ABELCET were made in December. In February, 1995, the Company received approval from the Medicines Control Agency of the United Kingdom to market ABELCET for the second line treatment of severe systemic fungal infections. During 1995, the Company received similar approvals in Spain, Luxembourg and Iceland. In the U.S. as well as the U.K., the Company is marketing ABELCET with its own sales force as it intends to do in several other countries. Product sales for 1995 amounted to $6,164,000 of which sales to international customers totaled $3,010,000. There were no product sales in 1994 or 1993.

   Collaborative research and development and other revenues were $6,589,000 for 1995, which was $708,000 or 12.0% higher than 1994 revenues. Collaborative research and development and other revenues were $5,881,000 for 1994, which was $463,000 or 8.5% higher than 1993. The Company earned its collaborative research and development revenues from two corporate sponsors, Pfizer, Inc ("Pfizer") and Schering A.G. (Berlin), in 1995, 1994 and 1993. The Company is continuing development of its liposomal doxorubicin product TLC D-99 with Pfizer as its corporate sponsor. The agreement between the Company and Schering A.G. was terminated on March 29, 1995.


Management's Discussion and Analysis of Financial Condition and Results of Operations (Continued)


  Interest and investment income for the years ended December 31, 1995, 1994, and 1993 was $2,964,000, $4,559,000, and $7,624,000, respectively. Interest and investment income in 1995 decreased by $1,595,000 or 35.0% from 1994. Interest and investment income in 1994 was $3,065,000 or 40.2% less than that in 1993. During the second and third quarters of 1995 and the first quarter of 1993 the Company raised capital through the sale of equity securities. Net proceeds to
the Company from these sales were $43,191,000         and $65,735,000,
respectively. No significant amounts of capital were raised during 1994. Fluctuations in interest and investment income are primarily due to the significant changes in the level of cash balances the Company had available for investment as a result of these financings, the operating losses and dividend and capital expenditures incurred and the rates of interest earned on the investment portfolio.

  The components of revenue can increase or decrease significantly based upon the level of product sales and the level of cost reimbursement under research collaborations, the possible initiation of new licensing agreements and, in the case of interest and investment income, the level of cash balances available for investment and the rate of interest earned and gains and losses, if any, realized on the sale of such investments.

 Expenses

  Total expenses for 1995, 1994 and 1993 were $51,378,000, $44,093,000 and
$35,519,000 respectively. Expenses in 1995 increased 16.5% compared to 1994 and expenses in 1994 were 24.1% greater than in 1993. The Company's expenses consist primarily of research and development expenditures to perform basic research, conduct pre-clinical and clinical studies and other related product development activities, manufacture supplies of product for such testing, and prosecute applications to test and market products before various government regulatory authorities. General and administrative expenses are incurred to support the Company's operating activities. Selling expenses are incurred to market and sell the Company's commercial products. In 1995, cost of sales were incurred for the manufacture and distribution of ABELCETTM. The Company expects its aggregate expenses to continue to increase due to increased product sales as well as increased clinical trial and development costs associated with the progression of its lead proprietary products through late stage development.

     Research and development expenses of $30,149,000 for 1995 decreased $1,564,000 or 4.9% over 1994. This decrease is primarily attributable to the shift in certain manufacturing costs from research and development (to manufacture clinical supplies of ABELCETTM) to cost of sales and product inventory. This decline was partially offset by increased spending for TLC C-53 as this product progressed into phase III clinical trials during 1995. As in prior years, costs associated with the development of TLC D-99 were reimbursed by Pfizer.


Management's Discussion and Analysis of Financial Condition and Results of Operations (Continued)


  Research and development expenses of $31,713,000 for 1994 increased $6,641,000 or 26.5% over 1993. The primary components of this increase were the costs related to ABELCETTM, TLC C-53 and TLC D-99, reflecting higher expenditures associated with the Company's products progressing to late stages of development; increased staffing levels to support the manufacturing facility located in Princeton, which began operations in early 1994; and the expansion of the Company's medical, regulatory, and biostatistical departments to develop and conduct increased clinical trial activity. In February, 1994, the Company announced that it had suspended further development of Maitec(R), its liposomal gentamicin product, in order to focus its resources on its other products.

  Selling, general and administrative expenses in 1995 were $18,631,000, an increase of $6,559,000 or 54.3% over 1994. The primary components of the increase were costs attributable to expanding the Company's international sales and marketing programs as well as preparation for the commencement of U.S. marketing activities. By year-end 1994, the Company had filed applications to market ABELCET in seventeen countries, and approval to market in the United Kingdom was received in February, 1995. Approval to market ABELCETTM in the U.S. was received in November, 1995.

  Selling, general and administrative expenses in 1994 were $12,072,000, an increase of $1,879,000 or 18.4% over 1993. The primary component of the increase were costs associated with the start up of the international sales and marketing operations in anticipation of launching ABELCET.

  Interest expense for 1995, 1994, and 1993 was $294,000, $308,000, and
$254,000, respectively. Interest expense is mainly comprised of the costs associated with capital leases that funded machinery and construction costs at the Princeton manufacturing facility and mortgage interest related to the Indianapolis, Indiana, manufacturing facility.

 Preferred Stock Dividends

  In January 1993, the Company completed the issuance of 2,760,000 Depositary Shares representing 276,000 shares of Series A Cumulative Convertible Exchangeable Preferred Stock with a cumulative dividend of 7.75%. The Company has declared and paid in arrears dividends of $5,348,000 on such Preferred Stock annually since issuance. These dividends are included as part of the Company's net loss applicable to Common Stock and net loss per share of Common Stock.

  Net Loss, Net Loss Applicable to Common Stock and Net Loss Per Share of Common Stock

  The net loss of $35,661,000 for 1995 increased by $2,008,000 or 6.0% compared to 1994. This increase in net loss was due to the increases in total expenses of $7,285,000, and total revenues of $5,277,000. The net loss applicable to Common Stock was $41,009,000 in 1995 and $39,001,000 in 1994 as a result of the operational factors discussed above and the declaration of $5,348,000 of Preferred Stock dividends in each year. The net loss per common share was $1.50 per share for 1995 compared to $1.64 in 1994. The total loss per share of $1.50 comprises $.20 for Preferred Stock dividends and the remainder, $1.30, for the current year net loss.


Management's Discussion and Analysis of Financial Condition and Results of Operations (Continued)

  Although the net loss applicable to Common Stock increased in 1995 compared to 1994, the net loss per share decreased as the Company, during 1995, sold an aggregate of 4,950,000 shares of Common Stock. The impact of these sales increased the weighted average shares outstanding by 3,021,000.

  The net loss of $33,653,000 for 1994 increased by $11,176,000 or 49.7%
compared to 1993. This increase in net loss was due to the increase in total expenses of $8,574,000, in conjunction with a decrease in total revenues of $2,602,000. The net loss applicable to Common Stock was $39,001,000 in 1994 and $27,825,000 in 1993 as a result of the operational factors discussed above and the declaration of $5,348,000 of Preferred Stock dividends in each year. The net loss per common share increased by $.46 per share to $1.64 per share for 1994. The total loss per share of $1.64 comprises $.23 for Preferred Stock dividends and the remainder, $1.41, for the current year net loss.

  Liquidity and Capital Resources

  The Company had $72,333,000 in cash reserves as of December 31, 1995. The cash reserves include cash and cash equivalents of $3,937,000, short-term investments of $50,451,000, long-term investments of $11,303,000 and restricted cash of $6,642,000. The cash reserves increased $176,000 from 1994 due to capital raised during the year, reduced by the use of funds for operations, capital acquisitions, Preferred Stock dividend payments and the current market value adjustment to investments to comply with the Statement of Financial Accounting Standards ("SFAS") No. 115, Accounting for Certain Investments in Debt and Equity Securities. The cumulative effect at December 31, 1995 of SFAS No. 115 was a net unrealized loss of $543,000. In connection with certain financing arrangements, the Company is required to maintain minimum cash balances, of which the largest requirement is $20,000,000. The Company invests its excess cash in a diversified portfolio of high-grade marketable and United States Government-backed securities.

  During 1995, cash used by operations increased to $37,020,000 as compared to $32,407,000 in 1994. The 1995 change in cash used was primarily due to the increase in net loss versus 1994 combined with the increase in other current assets primarily inventory of marketable product and receivables from product sales. This was partially offset by increases in depreciation and amortization, along with accrued expenses and accounts payable. Funding required for operating activities during 1995 was derived from cash raised from the sale of Common Stock, existing cash balances and the sales of investments as well as from product sales, revenues from corporate sponsors, interest income, and the exercise of stock options. Facility and equipment expenditures increased in 1995 compared to 1994, reflecting funds expended to retrofit the Indianapolis facility to manufacture ABELCETTM. The Company expects the total cost of this project to be approximately $13,000,000.

  At December 31, 1995, the Company had approximately $134,000,000 of operating loss carryforwards, $3,200,000 of research and development credit carryforwards and $45,000 of investment tax credit carryforwards. These carryforwards expire in the years 1996 through 2010. The timing and manner in which these losses are used may be limited as a result of certain ownership changes that occurred pursuant to Internal Revenue Service regulations under Section 382.



Management's Discussion and Analysis of Financial Condition and Results of Operations (Continued)


  The Company expects to finance its operations from, among other things, the commercial sale of ABELCETTM, the proceeds received from payments under research and development agreements, interest earned on investments and the liquidation of certain investments. Funds may also be provided to the Company by leasing arrangements for capital expenditures. The Company expects to fund Preferred Stock dividends from existing cash reserves. The Company believes that its available cash and marketable securities, revenues from product sales, research and development reimbursements and interest income will be sufficient to meet its expected operating, cash flow and capital expenditures requirements for the intermediate term.

  The Company expects to call for redemption 50% of its Series A Cumulative Convertible Exchangeable Preferred Stock represented by Depositary Shares at a price of $26.40 per Depositary Share plus accrued and unpaid dividends. It is also possible that the Company will in the future, call the remaining 50% of the Preferred Stock. Each Depositary Share represents 1/10 of a share of Preferred Stock and is convertible into 1.9455 shares of Common Stock. Should the price of the Company's Common Stock on the redemption date exceed $13.57 plus an amount equal to unpaid dividends (the "trigger price") the Company would expect substantially all of the holders of Depositary Shares called for redemption to convert such Depositary Shares into Common Stock. However, should the value of the Common Stock be below the trigger price on the redemption date, substantially all of the holders of redeemed Depositary Shares would be expected to surrender such shares for redemption. The Company expects initially to call for redemption 50% of the outstanding Preferred Stock. Approximately $36.4 million, plus unpaid dividends, would be required to satisfy redemption requirements should all of such stock be submitted for redemption.

  In connection with the call of the Preferred Stock, the Company expects to enter into a standby purchase agreement for Depositary Shares that are submitted for redemption, if any. Should Depositary Shares be submitted for redemption, the standby purchasers would purchase from the Company, subject to certain conditions, the number of shares of Common Stock that would have been issuable upon conversion of such redeemed Depositary Shares. The purchase price received from the standby purchasers will reimburse the Company for the redemption price paid for the redeemed Depositary Shares. The Company expects to fund such redemption requirements not satisfied by the standby purchase agreement, if any, from its cash and marketable securities portfolio.

  The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 123 "Accounting for Stock Based Compensation"
("SFAS 123"). In October 1995, SFAS 123 established financial and reporting standards for stock based compensation plans. The Company anticipates adopting the disclosure only provision of this standard during 1996.

  The Financial Accounting Standards Board has issued SFAS No. 121 "Accounting for the Impairment of Assets to be Disposed of" which is required to be implemented in 1996. The Company does not anticipate any material impact for the adoption of this standard.


                        REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors and Stockholders of The Liposome Company, Inc.:




     We have audited the consolidated balance sheets of The Liposome Company, Inc. and Subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Liposome Company, Inc. and Subsidiaries as of December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

     As discussed in Note 1 to the consolidated financial statements, in 1993 the Company changed its method of accounting for certain investments in debt and equity securities.





Princeton, New Jersey
February 2, 1996

                                                        Coopers & Lybrand L.L.P.


                   THE LIPOSOME COMPANY, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                        (In thousands except share data)

                                     ASSETS
                                                           December 31,
Current assets:                                            1995    1994
  Cash and cash equivalents                             $  3,937$  2,369
  Short-term investments                                  50,451  55,487
  Accounts receivable, net of allowance for doubtful
    accounts ($200,000 for 1995)                           6,799   1,618
  Inventories                                              3,543     748
  Prepaid Expenses                                           333     419
  Other current assets                                        46      31
    Total current assets                                  65,109  60,672

Long-term investments                                      11,303   9,421
Property, plant and equipment, net                         22,400  17,686
Restricted cash                                             6,642   4,880
Intangibles, net                                              472     537

    Total assets                                        $105,926$ 93,196

                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                      $  1,839$  1,112
  Accrued expenses and other current liabilities           7,002   4,698
  Current obligations under capital leases                 1,509   1,476
  Current obligations under note payable                     303     303
  Preferred Stock dividends payable                        1,337   1,337
    Total current liabilities                             11,990   8,926

Long-term obligations under capital leases                  2,616   4,126
Long-term obligations under note payable                    1,488   1,791
    Total liabilities                                     16,094  14,843

Commitments and contingencies

Stockholders' equity:
  Capital stock:
       Preferred Stock, par value $.0l; 2,400,000 authorized;
      275,700 shares of Series A Cumulative Convertible
      Exchangeable Preferred Stock outstanding
      (liquidation preference of $68,925,000)                  3       3
    Common Stock, par value $.0l;
      60,000,000 shares authorized;
      29,950,031 and 23,982,849 shares issued and outstanding        299  240
  Additional paid-in capital                             234,545 192,003
  Net unrealized investment loss                           (543) (5,033)
  Foreign currency translation adjustment                     48     (1)
  Accumulated deficit                                  (144,520)(108,859)
    Total stockholders' equity                            89,832  78,353

    Total liabilities and stockholders' equity          $105,926$ 93,196



                             See accompanying notes.


                   THE LIPOSOME COMPANY, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                     (In thousands except per share figures)


                                                 Year Ended December 31,

                                     1995         1994           1993

Product Sales                        $  6,164      $     --      $     --

Collaborative research and development
 and other revenues                    6,589         5,881         5,418

Interest and investment income, net    2,964         4,559    7,624

   Total revenues                     15,717        10,440        13,042

Cost of Goods Sold                      2,304            --            --

Research and development expense       30,149        31,713        25,072

Selling, general and administrative
 expense                              18,631        12,072        10,193

Interest expense                          294           308           254

   Total expenses                     51,378        44,093        35,519

 Net loss                           (35,661)      (33,653)      (22,477)

Preferred Stock dividends             (5,348)       (5,348)       (5,348)

Net loss applicable to
 Common Stock                      $(41,009)     $(39,001)     $(27,825)

Net loss per share
 applicable to Common Stock         $  (1.50)     $  (1.64)     $  (1.18)

Weighted average number
 of common shares outstanding         27,293        23,850        23,536
















                             See accompanying notes.

                   THE LIPOSOME COMPANY, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                       (In thousands except share figures)

                                      Shares                 Additional
Total
                              Preferred    Common    Par       Paid-in
Accumulated                   Stockholders'
                             Stock     Stock         Value   Capital   Other
 Deficit     Equity
Balance, December 3l, l992        --    23,478,410  $ 235    $135,687   $     7
 $ (52,729)   $ 83,200

Issuance of stock:
  For cash                   276,000            --      3      65,732        --
        --      65,735
  To 401K plan                    --        24,390     --         182        --
        --         182
Exercise of stock options         --       202,634      2         402        --
        --         404
Dividends on Preferred Stock                           --          --   (5,348)
        --          --
(5,348)
Net unrealized investment gain    --     --          --        --       650
      --    650
Foreign currency
  translation adjustment          --            --     --          --         1
        --           1
Net loss for 1993                 --            --     --          --        --
  (22,477)    (22,477)
Balance, December 31, 1993   276,000    23,705,434    240     196,655       658
  (75,206)     122,347

Issuance of stock:
  To 401K plan                    --        31,254     --         196        --
        --         196
Exercise of stock options         --       246,161      3         500        --
        --         503
Dividends on Preferred Stock      --          --   (5,348)        --          --
(5,348)
Net unrealized investment loss    --     --          --        --   (5,683)
      --
(5,683)
Foreign currency
  translation adjustment          --            --     --          --       (9)
        --         (9)
Net loss for 1994                 --            --     --          --        --
  (33,653)    (33,653)
Balance, December 31, 1994   276,000    23,982,849    243     192,003   (5,034)
 (108,859)      78,353

Issuance of stock:
  For cash                        --     4,950,000     49      43,143        --
        --      43,192
  To 401K plan                    --        23,672     --         199        --
        --         199
Exercise of stock options         --       987,674     10       4,548        --
        --       4,558
Conversion of Preferred Stock                (300)  5,836          --        --
        --          --    --
Dividends on Preferred Stock      --          --   (5,348)        --          --
(5,348)
Net unrealized investment gain    --     --          --        --     4,490
      --
4,490
Foreign currency
  translation adjustment          --            --     --          --        49
        --          49
Net loss for 1995                 --            --     --          --        --
  (35,661)    (35,661)
Balance, December 31, 1995  275,700   29,950,031  302  234,545  (495)
                                     (144,520)   89,832


                             See accompanying notes.

                   THE LIPOSOME COMPANY, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)
                                           Year Ended December 31,
                                              1995    1994        1993
Cash flows from operating activities:
   Net loss                                   $(35,661) $(33,653)$(22,477)
   Adjustments to reconcile net loss
   to net cash used by operating activities:
       Depreciation and amortization               3,409     3,145    1,622
       Other                                         199       196      222
       Changes in assets and liabilities:
          Accounts receivable, net               (5,181)     (983)    (542)
          Inventory                              (2,795)     (534)    (170)
          Prepaid expenses                            86       238      455
          Other current assets                      (15)      (11)      341
          Accounts payable                           634   (2,195)      880
          Accrued expenses and
           other current liabilities               2,304     1,390      721

   Net cash used by operating activities       (37,020)  (32,407) (18,948)

Cash flows from investing activities:
   Purchases of short and long-term investments(51,990) (38,284)     (205,982)
   Sales of short and long-term investments      59,634    78,019  170,067
   Restricted cash                              (1,762)     (132)  (4,748)
   Purchases of property, plant and equipment   (7,965)   (2,896)  (7,651)

       Net cash (used)/provided by investing
       activities                                (2,083)    36,707 (48,314)

Cash flows from financing activities:
   Net proceeds from issuance of stock           43,192        --   65,735
   Exercises of stock options                     4,558       503      404
   Principal payments under note payable          (303)     (303)    (302)
   Receipt of proceeds from capital lease obligations--       --     7,496
   Principal payments under capital lease obligations (1,477)  (1,444) (450)
   Preferred Stock dividend payments            (5,348)   (5,348)  (4,011)

       Net cash provided/(used) by financing
       activities                                 40,622   (6,592)   68,872

Effects of exchange rate changes on cash              49       (9)        1

Net (decrease)/increase in cash and cash equivalents 1,568  (2,301)     1,611

Cash and cash equivalents at beginning of year     2,369     4,670    3,059

Cash and cash equivalents at end of year        $  3,937  $  2,369 $  4,670








                             See accompanying notes.


                   THE LIPOSOME COMPANY, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

BUSINESS:

  The Liposome Company, Inc. (the "Company") is a leading biotechnology company engaged in the discovery, development and commercialization of proprietary lipid and liposome-based pharmaceuticals for the treatment, prevention and diagnosis of inadequately treated, life-threatening illnesses. ABELCETTM (amphotericin B lipid complex injection), the Company's first commercialized product, has been approved for marketing for certain indications in the United States, United Kingdom, Spain, Luxembourg and Iceland and is the subject of marketing application filings in several other countries. In addition to ABELCETTM, the Company's other lead products are TLC C-53 and TLC D-99. TLC C-53, liposomal prostaglandin E1, is being developed primarily for the treatment of acute respiratory distress syndrome ("ARDS"). Patients are being accrued into a pivotal Phase III clinical study for the treatment of ARDS. TLC D-99, liposomal doxorubicin, is being developed in conjunction with a corporate sponsor primarily as a first line treatment for metastatic breast cancer. TLC D-99 is currently being studied in two Phase III clinical trials. The Company also has a continuing discovery research program which concentrates primarily on the treatment of cancer and inflammatory conditions.


FINANCIAL STATEMENT PRESENTATION:

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

CONSOLIDATED FINANCIAL STATEMENTS:

  The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany transactions and balances are eliminated in consolidation.


REVENUE RECOGNITION:

  Revenue from product sales is recognized upon transfer of title to unrelated third parties. Payments for collaborative research and development are generally received in advance and are recognized as revenue, ratably, as the research and development is performed. Licensing fees, royalty and hurdle payments are recognized in the period earned.



                   THE LIPOSOME COMPANY, INC. AND SUBSIDIARIES

     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS----(CONTINUED)


DEPRECIATION AND AMORTIZATION:

  Building and building improvements, furniture and fixtures, and machinery and equipment are depreciated by the straight-line method over their estimated useful lives ranging from three to twenty years. Leasehold improvements and machinery and equipment under capital leases are amortized by the straight-line method over the lesser of their estimated useful lives or the terms of the related leases. Purchased patents are amortized by the straight-line method over their life as determined by the country of issuance. The Company periodically reviews the realizability of its patents.

CASH EQUIVALENTS:

  The Company considers all highly liquid investments with maturities of three months or less as cash equivalents.

INVESTMENTS:

  On December 31, 1993, the Company adopted the provisions of the Statement of Financial Accounting Standards ("SFAS") No. 115, Accounting for Certain Investments in Debt and Equity Securities. This Statement requires certain investments in debt and equity securities to be reported at current fair value.

  Short-term investments represent marketable securities available for current operations, all of which have been classified as available for sale, while long-term investments represent marketable securities available for expected capital acquisitions. These investments, which are all investment grade, are stated at fair value, determined at December 31, 1995.

  For the years ended December 31, 1995 and 1994, investment income includes gross realized gains of $0 and $150,000, and realized losses of $489,000 and $0 respectively. At December 31, 1995 and 1994, investments included gross unrealized gains of $6,500 and $7,000 and losses of $549,000 and $5,040,000, respectively. The fair values of debt securities maturing within one year and after one year but less than five years, amounted to approximately $5,800,000 and $45,000,000, respectively. Gains and losses are calculated on the specific identification method.




                   THE LIPOSOME COMPANY, INC. AND SUBSIDIARIES

     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS----(CONTINUED)

RESTRICTED CASH:

  The Company has entered into certain financing arrangements that require the issuance of letters of credit that are partially collateralized by certain securities. The aggregate amount of these securities are segregated and identified as restricted cash. The Company is also required to maintain minimum cash balances in connection with certain of these financings.

INVENTORIES:

  Inventories are carried at the lower of actual cost or market and cost is accounted for on the first-in first-out (FIFO) basis.

CONCENTRATION OF CREDIT RISK:

  The Company's significant concentrations of credit risk are with its cash and investments and its accounts receivable. The investment portfolio consists of investment grade securities or better as defined by the appropriate rating institution. Product related accounts receivable in the United States are generally with major distributors and internationally with hospitals. The Company provides credit to its customers on an uncollateralized basis after evaluating their credit status.

NET LOSS PER SHARE APPLICABLE TO COMMON STOCK:

  Net loss per share applicable to Common Stock is computed based on the weighted average of the Common Stock shares outstanding using the Treasury method. Common Stock equivalents are not included in the computation of weighted average shares outstanding since the effect would be anti-dilutive.

RECLASSIFICATION:

  Certain reclassifications have been made to the prior year financial statement amounts to conform with the presentation in the current year financial statements.

FOREIGN CURRENCY TRANSACTIONS:

  Generally Consolidated Balance Sheet amounts have been translated using exchange rates in effect at the balance sheet dates and the translation adjustments have been included in the foreign currency translation adjustment as a separate component of Consolidated Stockholders' Equity. Amounts related to transactions in the Consolidated Statements of Operations have been translated using the average exchange rates in effect each year and transaction gains and losses have been included therein. During 1995 the Company realized $49,000 in foreign currency transaction losses. There was no gain or loss realized in 1994 or 1993.

RESEARCH AND DEVELOPMENT EXPENSES:

  The research and development expenses of the Company, which are expensed as incurred, include those efforts related to collaborative research and development agreements, development of the Company's proprietary products and general research. The expenses include, but are not limited to, medical, biostatistical, regulatory, manufacturing of clinical products and scientific support costs.


                   THE LIPOSOME COMPANY, INC. AND SUBSIDIARIES

     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS----(CONTINUED)

2. STOCKHOLDERS' EQUITY:

PREFERRED STOCK:

  In January 1993, the Company completed an offering of 2,760,000 Depositary Shares, each of which represents one-tenth of a share of Series A Cumulative Convertible Exchangeable Preferred Stock carrying a 7 3/4% dividend rate. The liquidation value is $25.00 per Depositary Share, plus accrued and unpaid dividends. Each Depositary Share is convertible at any time into shares of the Company Common Stock at a conversion price of $12.85 per share of Common Stock, which is equivalent to a conversion rate of 1.9455 shares of Common Stock for each Depositary Share. At December 31, 1995 2,757,000 shares of Preferred Stock remained outstanding and 5,363,744 shares of Common Stock have been reserved for conversion of Depositary Shares into Common Stock. The Preferred Stock is redeemable at the option of the Company, in whole or in part, on and after January 15, 1996 initially at an amount equivalent to $26.40 per Depositary Share and thereafter at prices declining to an amount equivalent to $25.00 per Depositary Share on and after January 15, 2003, plus, in each case, all accrued and unpaid dividends thereon. Proceeds to the Company from this offering were $66,240,000 net of underwriter fees. Additional stock issuance costs, including professional, registration, filing and printing fees of approximately $505,000 were also incurred in connection with this offering.

PREFERRED STOCK DIVIDENDS:

  Since issuance, the Board of Directors of the Company has declared and paid quarterly cash dividends on the Series A Cumulative Convertible Exchangeable Preferred Stock at a prorated dividend rate of $.484375 per Depositary Share. Dividend payments in 1995, 1994 and 1993 totaled $5,348,000, $5,348,000 and
$4,011,000, respectively. An additional dividend payment of $1,337,000 was paid on January 15, 1996 to stockholders of record on January 2, 1996.

COMMON STOCK:

  In April, 1995 the Company sold 3,450,000 shares of its Common Stock pursuant to an underwritten offering. Proceeds received pursuant to the offering were $28,762,000, net of underwriters' fees, professional, registration, filing and printing fees.

  In August, 1995 the Company sold 1,500,000 shares of Common Stock to an institutional investor. Gross proceeds received were $15,000,000. Stock issuance costs, including financial advisory, professional, registration and filing fees of approximately $571,000 were incurred in connection with the sale.




                   THE LIPOSOME COMPANY, INC. AND SUBSIDIARIES

     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS----(CONTINUED)


3.   STOCK OPTION PLANS:

  The Company has several stock option plans available for the issuance of incentive stock options and non-qualified stock options (''NQSO''). These options are designed to attract and retain key employees, directors and consultants. As of December 31, 1995, the Company had outstanding grants of 4,139,921 shares and 1,541,818 shares available for grants, totaling 5,681,739 shares of Common Stock reserved for stock option grants.

  Options are granted at fair market value. These options generally become exercisable in ratable installments over a five-year period and are exercisable over ten years. Options under the 1991 Non-Employee Directors NQSO Plan ("Directors' Plan") are automatically granted upon appointment to the Board of Directors and annually on July 1 of each year to such non-employee Directors. Such initial grants vest over a five year period and subsequent annual grants vest in one year. Activity under all stock option plans for 1993, 1994 and 1995 is summarized as follows:

                               NUMBER OF
                                 SHARES PRICE RANGE PER SHARE
Outstanding December 31, 1992  3,088,641
Granted                        1,243,587   $ 5.75---- $11.75
Exercised                      (202,634)      .75----  3.625
Forfeited                      (261,339)   1.0625----  16.50

Outstanding December 31, 1993  3,868,255
Granted                        1,049,370     5.75----10.1875
Exercised                      (246,161)    2.036----   8.00
Forfeited                      (446,641)      .85----  21.25

Outstanding December 31, 1994  4,224,823
Granted                        1,124,775     8.25---- 20.875
Exercised                      (987,674)     8.75----20.9375
Forfeited                      (222,003)   1.0625----  17.00

Outstanding at December 31, 1995        4,139,921

Exercisable at December 31, 19951,790,439    1.03 ---- 20.875

  The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 123 "Accounting for Stock Based Compensation"
("SFAS 123"). In October 1995, SFAS 123 established financial and reporting standards for stock based compensation plans. The Company anticipates adopting the disclosure only provision of this standard during 1996.



                   THE LIPOSOME COMPANY, INC. AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS----(CONTINUED)

4.   PROPERTY, PLANT AND EQUIPMENT:

  Property, plant and equipment consists of the following:
                                              1995        1994
   Building and building improvements    $ 2,778,000$ 2,778,000
   Land and land improvements                423,000    423,000
   Furniture and fixtures                  1,581,000  1,574,000
   Machinery and equipment                11,462,000  9,082,000
   Leasehold improvements and other        4,999,000  4,597,000
   Construction in process                 7,539,000  2,269,000
   Machinery and equipment under capital lease        7,496,000  7,496,000
   Total property, plant and equipment    36,278,000 28,219,000
   Less: Accumulated depreciation and
     amortization                        (13,878,000)(10,533,000)
   Net property, plant and equipment     $22,400,000$17,686,000


5.   INVENTORIES:

  The components of inventory are as follows:
                                               1995       1994
     Finished goods                       $2,273,000   $      0
     Work in process                         139,000          0
     Raw Materials                           761,000    611,000
     Supplies                                370,000    137,000
                                          $3,543,000   $748,000

6.   COMMITMENTS AND CONTINGENCIES:

Operating Leases:

  Total rental expense for property, plant and equipment was approximately $1,449,000, $1,618,000 and $1,139,000 for 1995, 1994 and 1993, respectively.

  The Company's future minimum lease payments under noncancelable operating leases at December 31, 1995 are as follows:

               1996                     $1,443,000
               1997                      1,412,000
               1998                        764,000
               1999                        568,000
               2000                        568,000
               2001 and thereafter       4,028,000
                    Total               $8,783,000

CAPITAL LEASES:

  On July 1, 1993 the Company entered into an agreement which provided for equipment lease financing of $7,496,000. The lease is collaterized by $4,310,000 in standby letters of credit provided under a letter of credit agreement which is collaterized by AAA rated securities owned by the Company. The Company is required to maintain a minimum balance of $20,000,000 in cash and marketable securities, including those securities securing the letters of credit, in connection with the lease financing.


                   THE LIPOSOME COMPANY, INC. AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS----(CONTINUED)


  The following is a schedule by year of future minimum payments under capital leases together with the present value of the minimum lease payments and the capital lease portion of certain classes of property as of December 31, 1995:

            1996                                            $1,584,000
            1997                                            1,584,000
            1998                                            1,085,000
            1999                                            --
            2000                                            --
                2001 and thereafter                  --
       Total minimum lease payments           4,253,000
       Less: Amount representing interest      (128,000)
       Present value of minimum lease payments              $4,125,000


CLASSES OF PROPERTY:

       Machinery                             $4,205,000
       Leasehold improvements                 3,291,000
       Total machinery and leasehold improvements           7,496,000
       Less: Accumulated amortization       (3,613,000)
       Net machinery and leasehold improvements             $3,883,000


7.   LONG-TERM DEBT:

  On July 24, 1992, The Liposome Manufacturing Company, Inc., a wholly-owned subsidiary of The Liposome Company, Inc., entered into a mortgage-backed note to partially fund the purchase of a pharmaceutical manufacturing facility in Indianapolis, Indiana. The principal will be paid in equal installments of $25,225 each month plus accrued interest. The note payments will be completed on November 1, 2001. The interest rate, based on the prime rate plus 1/2%, has a floor and ceiling of 6% and 10%, and was 9.25% at December 31, 1995. The note is guaranteed by The Liposome Company, Inc. and the mortgage lending institution is holding a $1,000,000 AAA rated security owned by The Liposome Company, Inc. as collateral for the note. The Company is required to maintain a minimum balance of $10,000,000 in cash and marketable securities, including those securities collaterizing the letter of credit in connection with the financing.


  The Liposome Manufacturing Company's principal repayment obligations as of December 31, 1995 are as follows:

               1996                          $  303,000
               1997                             303,000
               1998                             303,000
               1999                             303,000
               2000                             303,000
               2001 and thereafter              276,000
               Subtotal                       1,791,000
               Less: Current portion           (303,000)
               Total                                        $1,488,000


                   THE LIPOSOME COMPANY, INC. AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS----(CONTINUED)


8.   SUPPLEMENTAL INFORMATION:

ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES:
  The components of accrued expenses and other current liabilities are as follows:

                                              1995        1994
          Accrued expenses for preclinical
               and clinical programs        $2,871,000$2,068,000
          Accrued legal fees                  284,000   344,000
          Accrued wages and vacation          909,000   433,000
          Taxes payable                       468,000        --
          Unearned contract income            183,000        --
          Other                                       2,287,000   1,853,000
          Total                                      $7,002,000  $4,698,000


STATEMENT OF CASH FLOW:

                                           1995    1994   1993
     Supplemental disclosure of cash
      flow information:
     Cash paid during the year for
      interest                          $291,000$310,000$251,000




                   THE LIPOSOME COMPANY, INC. AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS----(CONTINUED)

9.   INCOME TAXES:

  The Company accounts for income taxes in accordance with the provisions of Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" ("SFAS 109"). SFAS 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The Company provides a valuation allowance against the net deferred tax debits due to the uncertainty of realization. The increase in the valuation allowance for the year ended December 31, 1995 was $12,010,000.

   Temporary differences and carryforwards which gave rise to the deferred tax assets and liabilities at December 31, 1995 are as follows:

                                     Deferred Tax  Deferred Tax
                                       Assets       Liabilities
Depreciation                          $  655,000            --
Net unrealized investment loss           185,000            --
State taxes (net of Federal benefit)                 6,861,000   --
Amortization                           1,084,000            --
Net operating losses - Federal        45,640,000            --
Other                                    593,000            --
Tax credits                            3,202,000            --

Subtotal                              58,220,000            --

Valuation allowance - Federal       (51,358,000)            --
Valuation allowance - State          (6,862,000)            --

Total deferred taxes                 $        --      $     --

   Temporary differences and carryforwards which gave rise to the deferred tax assets and liabilities at December 31, 1994 are as follows:

                                     Deferred Tax  Deferred Tax
                                       Assets       Liabilities
Depreciation                             517,000            --
Net unrealized investment loss         1,711,000            --
State taxes (net of Federal benefit)            5,533,000   --
Amortization                             709,000            --
Net operating losses - Federal        34,480,000            --
Other                                    355,000            --
Tax credits                            2,905,000            --

Subtotal                              46,210,000            --

Valuation allowance - Federal       (40,677,000)            --
Valuation allowance - State          (5,533,000)            --

Total deferred taxes                 $        --      $     --


                   THE LIPOSOME COMPANY, INC. AND SUBSIDIARIES

     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS----(CONTINUED)

   At December 31, 1995, the Company had approximately $134,000,000 of net operating loss carryforwards, $45,000 of investment tax credit carryforwards, and $3,200,000 of research and development credit carryforwards. These carryforwards expire in the periods 1996 through 2010. The timing and manner in which these losses are used may be limited as a result of certain ownership changes which occurred as provided by IRS Regulations under Section 382.

10.  GEOGRAPHIC SEGMENT DATA

   The Company's operations are classified into two geographic areas: Domestic (United States) and International (primarily Western Europe). Financial Data (in thousands of dollars) for the years 1995, 1994, and 1993 is as follows:

Year Ended December 31, 1995

                                   Domestic              International  Total
Sales to unaffiliated Customers      $  3,154   $ 3,010  $  6,164
Collaborative research and development
  revenues                              6,589  --           6,589
Interest and investment income, net     2,959         5     2,964
       Total Revenue                   12,702     3,015    15,717

Net loss                             (34,407)   (1,254)      (35,661)

Identifiable assets at December 31, 1995 104,817 $ 1,109  105,926

Year Ended December 31, 1994

Sales to unaffiliated Customers           --         --        --
Collaborative research and development
  revenues                             5,831         --    5,831
Interest and investment income, net    4,609         --     4,609
       Total Revenue                  10,440         --    10,440

Net loss                             (33,653)        --      (33,653)

Identifiable assets at December 31, 1995  92,909    287    93,196


Year Ended December 31, 1993
Sales to unaffiliated Customers           --        --         --
Collaborative research and development
  revenues                             4,877         --     4,877
Interest and investment income, net    8,165         --     8,165
       Total Revenue                  13,042         --    13,042

Net loss                              (22,477)        --      (22,477)

Identifiable assets at December 31, 1995$139,632$     -- $139,632



                   THE LIPOSOME COMPANY, INC. AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS----(CONTINUED)

11.  SAVINGS AND INVESTMENT RETIREMENT PLAN:

     Effective January 1, 1988, the Company adopted a 401(k) Profit Sharing Plan and Trust ("401(k) Plan") for eligible employees and their beneficiaries. All employees are eligible to participate in the plan once they become full-time employees and work a minimum of 1,000 hours per plan year. The 401(k) Plan provides for employee contributions through a salary reduction election. Employer discretionary matching contributions are determined annually by the Company and vest over a maximum of a five year period of service. For the plan years ended December 31, 1995, 1994 and 1993 the Company's discretionary matching was based on a percentage of salary reduction elections in the form of the Company's Common Stock.


12.  MAJOR CUSTOMER AND RESEARCH AND DEVELOPMENT REVENUE DATA

     In the United States, the Company sells ABELCETTM to national and regional wholesalers who, in turn resell the product to hospitals and other service providers. Internationally, sales are primarily made directly to hospitals.

     For the years ended December 31, 1995, 1994 and 1993, sales to wholesalers or other customers in excess of 10% of the Company's product revenues in any year were as follows:

                   1995           1994            1993
     Customer A     17%             --              --
     Customer B     14%             --              --
     Customer C     12%             --              --


  The Company has entered into various collaborative research and development contracts. The Company earned substantially all of its research and development revenues from two corporate sponsors in 1995, 1994 and 1993. Corporate sponsors who contributed 10% or more of the Company's total revenues, pursuant to collaborative agreements and licensing and other fees as reported in the statements of operations, in any year were as follows:

                             1995        1994         1993
          A              $5,743,000  $4,694,000   $4,497,000
          B                 753,000   1,116,000      333,000





                   THE LIPOSOME COMPANY, INC. AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS----(CONTINUED)

13.  SUMMARY OF QUARTERLY FINANCIAL DATA (UNAUDITED):

  Summarized quarterly financial data (in thousands of dollars, except for per share data for the years ended December 31, 1995, and 1994 is as follows:

                                           Quarter

                            First    Second     Third      Fourth
1995

Total revenues            $ 1,853   $ 3,717     $ 3,496   $ 6,651

Total expenses             12,186    12,544      12,223    14,425

Net loss                 (10,333)   (8,827)     (8,727)   (7,774)

Preferred Stock dividends   (1,337)     (1,337)   (1,337)      (1,337)

Net loss applicable to
  Common Stock...............$(11,670)$(10,164)$(10,064) $(9,111)

Net loss per share applicable
  to Common Stock         $   (.49) $   (.38)  $   (.35)  $  (.31)

Weighted average shares
  outstanding              24,050    26,407     28,959     29,676

                                           Quarter

                            First    Second     Third      Fourth
1994

Total revenues            $ 3,036   $ 2,941    $  2,446  $  2,017

Total expenses              9,874    11,084      11,127    12,008

Net loss                  (6,838)   (8,143)     (8,681)   (9,991)

Preferred Stock dividends  (1,337)     (1,337)   (1,337)       (1,337)

Net loss applicable to
  Common Stock...............$(8,175)$(9,480) $(10,018) $(11,328)

Net loss per share applicable
  to Common Stock          $  (.34)  $  (.40)  $   (.42) $   (.48)

Weighted average shares
                         outstanding            23,715     23,812     23,916
23,958

Net loss per share of Common Stock amounts are calculated independently for each of the quarters presented. The sum of the quarters may not equal the full year amounts.